13G

CUSIP No. 81762P102	Page 1 of 28 Pages

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to Rules 13d-1(b),

(c), and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2

(Amendment No.     )*

SERVICENOW, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

81762P102

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 81762P102	Page 2 of 28 Pages

1.	Names of reporting persons JMI Equity Fund V Trust I.R.S. Identification nos. of above persons (entities only) 80-6239426
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 17,250,310
	7.	Sole dispositive power 0
	8.	Shared dispositive power 17,250,310
9.	Aggregate amount beneficially owned by each reporting person 17,250,310
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row 9 13.7%
12.	Type of reporting person (see instructions) OO

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CUSIP No. 81762P102	Page 3 of 28 Pages

1.	Names of reporting persons JMI Associates V Trust I.R.S. Identification nos. of above persons (entities only) 90-6226478
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 4,312,577
	7.	Sole dispositive power 0
	8.	Shared dispositive power 4,312,577
9.	Aggregate amount beneficially owned by each reporting person 4,312,577
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row 9 3.4%
12.	Type of reporting person (see instructions) OO

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CUSIP No. 81762P102	Page 4 of 28 Pages

1.	Names of reporting persons JMI Equity Fund V (AI) Trust I.R.S. Identification nos. of above persons (entities only) 38-7065458
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 999,119
	7.	Sole dispositive power 0
	8.	Shared dispositive power 999,119
9.	Aggregate amount beneficially owned by each reporting person 999,119
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row 9 0.8%
12.	Type of reporting person (see instructions) OO

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CUSIP No. 81762P102	Page 5 of 28 Pages

1.	Names of reporting persons JMI Associates V (AI) Trust I.R.S. Identification nos. of above persons (entities only) 80-6239399
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 249,780
	7.	Sole dispositive power 0
	8.	Shared dispositive power 249,780
9.	Aggregate amount beneficially owned by each reporting person 249,780
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row 9 0.2%
12.	Type of reporting person (see instructions) OO

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CUSIP No. 81762P102	Page 6 of 28 Pages

1.	Names of reporting persons JMI Equity Fund IV Trust I.R.S. Identification nos. of above persons (entities only) 38-7065434
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 4,572,146
	7.	Sole dispositive power 0
	8.	Shared dispositive power 4,572,146
9.	Aggregate amount beneficially owned by each reporting person 4,572,146
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row 9 3.6%
12.	Type of reporting person (see instructions) OO

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CUSIP No. 81762P102	Page 7 of 28 Pages

1.	Names of reporting persons JMI Associates IV Trust I.R.S. Identification nos. of above persons (entities only) 46-6357337
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 1,143,036
	7.	Sole dispositive power 0
	8.	Shared dispositive power 1,143,036
9.	Aggregate amount beneficially owned by each reporting person 1,143,036
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row 9 0.9%
12.	Type of reporting person (see instructions) OO

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CUSIP No. 81762P102	Page 8 of 28 Pages

1.	Names of reporting persons JMI Euro Equity Fund IV Trust I.R.S. Identification nos. of above persons (entities only) 46-6357535
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 1,459,951
	7.	Sole dispositive power 0
	8.	Shared dispositive power 1,459,951
9.	Aggregate amount beneficially owned by each reporting person 1,459,951
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row 9 1.2%
12.	Type of reporting person (see instructions) OO

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CUSIP No. 81762P102	Page 9 of 28 Pages

1.	Names of reporting persons JMI Associates Euro IV Trust I.R.S. Identification nos. of above persons (entities only) 30-6338863
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 364,988
	7.	Sole dispositive power 0
	8.	Shared dispositive power 364,988
9.	Aggregate amount beneficially owned by each reporting person 364,988
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row 9 0.3%
12.	Type of reporting person (see instructions) OO

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CUSIP No. 81762P102	Page 10 of 28 Pages

1.	Names of reporting persons JMI Equity Fund IV (AI) Trust I.R.S. Identification nos. of above persons (entities only) 61-6461166
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 362,066
	7.	Sole dispositive power 0
	8.	Shared dispositive power 362,066
9.	Aggregate amount beneficially owned by each reporting person 362,066
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row 9 0.3%
12.	Type of reporting person (see instructions) OO

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CUSIP No. 81762P102	Page 11 of 28 Pages

1.	Names of reporting persons JMI Associates IV (AI) Trust I.R.S. Identification nos. of above persons (entities only) 32-6262457
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 90,516
	7.	Sole dispositive power 0
	8.	Shared dispositive power 90,516
9.	Aggregate amount beneficially owned by each reporting person 90,516
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row 9 0.1%
12.	Type of reporting person (see instructions) OO

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CUSIP No. 81762P102	Page 12 of 28 Pages

1.	Names of reporting persons I.R.S. Identification nos. of above persons (entities only) Paul V. Barber
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 29,344,538
	7.	Sole dispositive power 0
	8.	Shared dispositive power 29,344,538
9.	Aggregate amount beneficially owned by each reporting person 29,344,538
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row 9 23.2%
12.	Type of reporting person (see instructions) IN

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CUSIP No. 81762P102	Page 13 of 28 Pages

1.	Names of reporting persons I.R.S. Identification nos. of above persons (entities only) Harry S. Gruner
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 30,804,489
	7.	Sole dispositive power 0
	8.	Shared dispositive power 30,804,489
9.	Aggregate amount beneficially owned by each reporting person 30,804,489
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row 9 24.4%
12.	Type of reporting person (see instructions) IN

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CUSIP No. 81762P102	Page 14 of 28 Pages

1.	Names of reporting persons I.R.S. Identification nos. of above persons (entities only) Charles E. Noell III
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 362,005
	6.	Shared voting power 29,344,538
	7.	Sole dispositive power 362,005
	8.	Shared dispositive power 29,344,538
9.	Aggregate amount beneficially owned by each reporting person 29,706,543
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row 9 23.5%
12.	Type of reporting person (see instructions) IN

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CUSIP No. 81762P102	Page 15 of 28 Pages

Item 1(a).	Name of Issuer:

ServiceNow, Inc. (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

4810 Eastgate Mall

San Diego, California 92121

Item 2(a).	Name of Person Filing:

This statement is being filed by the following persons with respect to the shares of Common Stock of the Issuer directly owned by JMI Equity Fund V Trust (“Fund V Trust”), JMI Associates V Trust (“GP V Trust”), JMI Equity Fund V (AI) Trust (“Fund V (AI) Trust”), JMI Associates V (AI) Trust (“GP V (AI) Trust” and, together with Fund V Trust, GP V Trust and Fund V (AI) Trust, collectively, the “JMI V Trusts”), JMI Equity Fund IV Trust (“Fund IV Trust”), JMI Associates IV Trust (“GP IV Trust”), JMI Euro Equity Fund IV Trust (“Euro Fund Trust”), JMI Associates Euro IV Trust (“Euro GP Trust”), JMI Equity Fund IV (AI) Trust (“Fund IV (AI) Trust”) and JMI Associates IV (AI) Trust (“GP IV (AI) Trust” and, together with Fund IV Trust, GP IV Trust, Euro Fund Trust, Euro GP Trust, Fund IV (AI) Trust and the JMI V Trusts, collectively, the “JMI Trusts”):

(i)	The JMI Trusts;

(ii)	Harry S. Gruner, a co-trustee of each of the JMI Trusts;

(iii)	Paul V. Barber, a co-trustee of each of the JMI V Trusts, Fund IV Trust, GP IV Trust, Euro GP Trust, Fund IV (AI) Trust and GP IV (AI) Trust; and

(iv)	Charles Noell III, in his individual capacity and as a co-trustee of each of the JMI V Trusts, Fund IV Trust, GP IV Trust, Euro GP Trust, Fund IV (AI) Trust and GP IV (AI) Trust.

The JMI Trusts and Messrs. Barber, Gruner and Noell are sometimes individually referred to herein as a “Reporting Person” and collectively as the “Reporting Persons.”

Item 2(b).	Address of Principal Business Office or, if None, Residence:

Address for each Reporting Person:

c/o JMI Management, Inc.

100 International Drive

Suite 19100

Baltimore, Maryland 21202

Attention: Harry S. Gruner

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CUSIP No. 81762P102	Page 16 of 28 Pages

Item 2(c).	Citizenship:

Fund V Trust – Delaware

GP V Trust – Delaware

Fund V (AI) Trust – Delaware

GP V (AI) Trust – Delaware

Fund IV Trust – Delaware

GP IV Trust – Delaware

Euro Fund Trust – Delaware

Euro GP Trust – Delaware

Fund IV (AI) Trust – Delaware

GP IV (AI) Trust – Delaware

Paul V. Barber – United States

Harry S. Gruner – United States

Charles E. Noell III – United States

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.001 per share

Item 2(e).	CUSIP Number:

81762P102

Item 3.	If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)	☐	Investment company registered under Section 8 of the Investment Company Act.

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Not applicable.

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CUSIP No. 81762P102	Page 17 of 28 Pages

Item 4.	Ownership.

For Fund V Trust:

(a)	Amount beneficially owned: 17,250,310 shares of Common Stock

(b)	Percent of class: 13.7%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 17,250,310

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 17,250,310

For GP V Trust:

(a)	Amount beneficially owned: 4,312,577 shares of Common Stock

(b)	Percent of class: 3.4%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 4,312,577

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 4,312,577

For Fund V (AI) Trust:

(a)	Amount beneficially owned: 999,119 shares of Common Stock

(b)	Percent of class: 0.8%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(iii)	Shared power to vote or to direct the vote: 999,119

(iii)	Sole power to dispose or to direct the disposition of: 0

(v)	Shared power to dispose or to direct the disposition of: 999,119

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CUSIP No. 81762P102	Page 18 of 28 Pages

For GP V (AI) Trust:

(a)	Amount beneficially owned: 249,780 shares of Common Stock

(b)	Percent of class: 0.2%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(iv)	Shared power to vote or to direct the vote: 249,780

(iii)	Sole power to dispose or to direct the disposition of: 0

(vi)	Shared power to dispose or to direct the disposition of: 249,780

For Fund IV Trust:

(a)	Amount beneficially owned: 4,572,146 shares of Common Stock

(b)	Percent of class: 3.6%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(v)	Shared power to vote or to direct the vote: 4,572,146

(iii)	Sole power to dispose or to direct the disposition of: 0

(vii)	Shared power to dispose or to direct the disposition of: 4,572,146

For GP IV Trust:

(a)	Amount beneficially owned: 1,143,036 shares of Common Stock

(b)	Percent of class: 0.9%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(vi)	Shared power to vote or to direct the vote: 1,143,036

(iii)	Sole power to dispose or to direct the disposition of: 0

(viii)	Shared power to dispose or to direct the disposition of: 1,143,036

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CUSIP No. 81762P102	Page 19 of 28 Pages

For Euro Fund Trust:

(a)	Amount beneficially owned: 1,459,951 shares of Common Stock

(b)	Percent of class: 1.2%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(vii)	Shared power to vote or to direct the vote: 1,459,951

(iii)	Sole power to dispose or to direct the disposition of: 0

(ix)	Shared power to dispose or to direct the disposition of: 1,459,951

For Euro GP Trust:

(a)	Amount beneficially owned: 364,988 shares of Common Stock

(b)	Percent of class: 0.3%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(viii)	Shared power to vote or to direct the vote: 364,988

(iii)	Sole power to dispose or to direct the disposition of: 0

(x)	Shared power to dispose or to direct the disposition of: 364,988

For Fund IV (AI) Trust:

(a)	Amount beneficially owned: 362,066 shares of Common Stock

(b)	Percent of class: 0.3%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ix)	Shared power to vote or to direct the vote: 362,066

(iii)	Sole power to dispose or to direct the disposition of: 0

(xi)	Shared power to dispose or to direct the disposition of: 362,066

For GP IV (AI) Trust:

(a)	Amount beneficially owned: 90,516 shares of Common Stock

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CUSIP No. 81762P102	Page 20 of 28 Pages

(b)	Percent of class: 0.1%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(x)	Shared power to vote or to direct the vote: 90,516

(iii)	Sole power to dispose or to direct the disposition of: 0

(xii)	Shared power to dispose or to direct the disposition of: 90,516

For Mr. Barber:

(a)	Amount beneficially owned: 29,344,538 shares of Common Stock

(b)	Percent of class: 23.2%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 29,344,538

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 29,344,538

For Mr. Gruner:

(a)	Amount beneficially owned: 30,804,489 shares of Common Stock

(b)	Percent of class: 24.4%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(iii)	Shared power to vote or to direct the vote: 30,804,489

(iii)	Sole power to dispose or to direct the disposition of: 0

(v)	Shared power to dispose or to direct the disposition of: 30,804,489

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CUSIP No. 81762P102	Page 21 of 28 Pages

For Mr. Noell:

(a)	Amount beneficially owned: 29,706,543 shares of Common Stock

(b)	Percent of class: 23.5%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 362,005

(iv)	Shared power to vote or to direct the vote: 29,344,538

(iii)	Sole power to dispose or to direct the disposition of: 362,005

(vi)	Shared power to dispose or to direct the disposition of: 29,344,538

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Messrs. Barber, Gruner and Noell each serve as a co-trustee of each of the JMI V Trusts, Fund IV Trust, GP IV Trust, Euro GP Trust, Fund IV (AI) Trust and GP IV (AI) Trust. Mr. Gruner serves as the sole trustee of Euro Fund Trust. Collectively, Messrs. Barber, Gruner and Noell direct the dividends from or the proceeds of the sale of the shares owned by JMI V Trusts, Fund IV Trust, GP IV Trust, Euro GP Trust, Fund IV (AI) Trust and GP IV (AI) Trust to each trust’s beneficial owners in accordance with the governing documents of each trust. Mr. Gruner directs the dividends from or the proceeds of the sale of the shares owned by Euro Fund Trust to the Euro Fund Trust’s beneficial owners in accordance with the governing documents of the Euro Fund Trust.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

13G

CUSIP No. 81762P102	Page 22 of 28 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2013
Date

JMI EQUITY FUND V TRUST

/s/ Harry S. Gruner
Signature

Harry S. Gruner, as Trustee
Name/Title

JMI ASSOCIATES V TRUST

/s/ Harry S. Gruner
Signature

Harry S. Gruner, as Trustee
Name/Title

JMI EQUITY FUND V (AI) TRUST

/s/ Harry S. Gruner
Signature

Harry S. Gruner, as Trustee
Name/Title

JMI ASSOCIATES V (AI) TRUST

/s/ Harry S. Gruner
Signature

Harry S. Gruner, as Trustee
Name/Title

JMI EQUITY FUND IV TRUST

/s/ Harry S. Gruner
Signature

Harry S. Gruner, as Trustee
Name/Title

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CUSIP No. 81762P102	Page 23 of 28 Pages

JMI ASSOCIATES IV TRUST

/s/ Harry S. Gruner
Signature

Harry S. Gruner, as Trustee
Name/Title

JMI EURO EQUITY FUND IV TRUST

/s/ Harry S. Gruner
Signature

Harry S. Gruner, as Trustee
Name/Title

JMI ASSOCIATES EURO IV TRUST

/s/ Harry S. Gruner
Signature

Harry S. Gruner, as Trustee
Name/Title

JMI EQUITY FUND IV (AI) TRUST

/s/ Harry S. Gruner
Signature

Harry S. Gruner, as Trustee
Name/Title

JMI ASSOCIATES IV (AI) TRUST

/s/ Harry S. Gruner
Signature

Harry S. Gruner, as Trustee
Name/Title

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CUSIP No. 81762P102	Page 24 of 28 Pages

HARRY S. GRUNER

/s/ Harry S. Gruner
Signature

Harry S. Gruner
Name/Title

CHARLES E. NOELL III

/s/ Charles E. Noell III
Signature

Charles E. Noell III
Name/Title

PAUL V. BARBER

/s/ Paul V. Barber
Signature

Paul V. Barber
Name/Title

13G

CUSIP No. 81762P102	Page 25 of 28 Pages

EXHIBIT INDEX

Exhibit 1	Joint Filing Agreement, as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

13G

CUSIP No. 81762P102	Page 26 of 28 Pages

Exhibit 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or its knows or has reason to believe that such information is inaccurate.

February 14, 2013
Date

JMI EQUITY FUND V TRUST

/s/ Harry S. Gruner
Signature

Harry S. Gruner, as Trustee
Name/Title

JMI ASSOCIATES V TRUST

/s/ Harry S. Gruner
Signature

Harry S. Gruner, as Trustee
Name/Title

JMI EQUITY FUND V (AI) TRUST

/s/ Harry S. Gruner
Signature

Harry S. Gruner, as Trustee
Name/Title

JMI ASSOCIATES V (AI) TRUST

/s/ Harry S. Gruner
Signature

Harry S. Gruner, as Trustee
Name/Title

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CUSIP No. 81762P102	Page 27 of 28 Pages

JMI EQUITY FUND IV TRUST

/s/ Harry S. Gruner
Signature

Harry S. Gruner, as Trustee
Name/Title

JMI ASSOCIATES IV TRUST

/s/ Harry S. Gruner
Signature

Harry S. Gruner, as Trustee
Name/Title

JMI EURO EQUITY FUND IV TRUST

/s/ Harry S. Gruner
Signature

Harry S. Gruner, as Trustee
Name/Title

JMI ASSOCIATES EURO IV TRUST

/s/ Harry S. Gruner
Signature

Harry S. Gruner, as Trustee
Name/Title

JMI EQUITY FUND IV (AI) TRUST

/s/ Harry S. Gruner
Signature

Harry S. Gruner, as Trustee
Name/Title

13G

CUSIP No. 81762P102	Page 28 of 28 Pages

JMI ASSOCIATES IV (AI) TRUST

/s/ Harry S. Gruner
Signature

Harry S. Gruner, as Trustee
Name/Title

HARRY S. GRUNER

/s/ Harry S. Gruner
Signature

Harry S. Gruner
Name/Title

CHARLES E. NOELL III

/s/ Charles E. Noell III
Signature

Charles E. Noell III
Name/Title

PAUL V. BARBER

/s/ Paul V. Barber
Signature

Paul V. Barber
Name/Title